Exhibit 3.1

State of Delaware Secretary of State Division of Corporations Delivered 03:25 PM 08/23/2010 FILED 03:21 PM 08/23/2010 SRV 100850356 – 4863289 FILE

CERTIFICATE OF LIMITED PARTNERSHIP

OF

BUM DISCRETIONARY FUTURES FUND L.P.

This Certificate of Limited Partnership of BHM Discretionary Futures Fund L.P., dated August 16, 2010, is being duly executed and filed by Demeter Management LLC, a Delaware limited liability company, as the sole general partner, under the Delaware Revised Uniform Limited Partnership Act (6 Del C. §17-101, et seq) (the “Act”).

1. The name of the limited partnership is BHM Discretionary Futures Fund L.P. (the “Partnership”).

2. The registered office of the Partnership in the State of Delaware is c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

3. The name and address of the registered agent for service of process on the Partnership in the State of Delaware is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

4. The address of the principal office of the Partnership is c/o Demeter Management LLC, 522 Fifth Avenue, 14th Floor, New York, NY 10036.

5. The name and mailing and street address of the business of the sole general partner is as follows:

Name	Street and Mailing Address

Demeter Management LLC	522 Fifth Avenue, 14th Floor
New York, New York 10036

6. The Partnership may establish one or more designated series of limited partners, general partners or partnership interests. Pursuant to Section 17-218 of the Act, the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to a particular series or general partner shall be enforceable only against the assets of such series or a general partner associated with such series and not against the assets of the limited partnership generally, any other series thereof, or any general partner not associated with such series, and, none of the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to the limited partnership generally or any other series thereof shall be enforceable against the assets of such series or a general partner associated with such series.

[Signature on following page]

DEMETER MANAGEMENT LLC, the general partner

By:
Walter Davis
President